Exhibit 99.1

News Release

2013-05

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202-944-7406

Intelsat Reports Fourth Quarter and Full Year 2012 Results

Plans replacement satellite, Intelsat 27R; updates guidance for capital expenditures

Luxembourg, 28 February 2013

Intelsat S.A., the world’s leading provider of satellite services, today reported financial results for the three and twelve months ended December 31, 2012.

Intelsat S.A. reported revenue of $672.4 million and a net loss of $3.7 million for the three months ended December 31, 2012. The company also reported Intelsat S.A. EBITDA[1], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $520.0 million, and Intelsat S.A. Adjusted EBITDA[1] of $516.5 million, or 77 percent of revenue, for the three months ended December 31, 2012.

For the twelve months ended December 31, 2012, Intelsat S.A. reported revenue of $2,610.2 million and a net loss of $146.6 million. The company also reported Intelsat S.A. EBITDA of $1,940.6 million, and Intelsat S.A. Adjusted EBITDA of $2,016.5 million, or 77 percent of revenue, for the twelve months ended December 31, 2012. Contracted backlog at December 31, 2012, was $10.7 billion.

Intelsat CEO Dave McGlade said, “In 2012, we achieved steady revenue and Adjusted EBITDA performance while accomplishing a number of important milestones that improve our growth profile. We launched and placed into service five new satellites, with capacity that refreshed our premier video neighborhoods and established the first global broadband mobility infrastructure. We also announced our next generation satellite platform, Intelsat EpicNG, which is based on spot-beam, high-throughput technology that enables increased bandwidth quantity and efficiency to support future customer growth and access to expanded markets. We positioned Intelsat for further diversification of our government business when selected as a supplier under the Custom SatCom Solutions contract.

“While the failure of the launch of Intelsat 27 early this month was deeply disappointing, we are already reconfiguring our satellite fleet to accommodate customer requirements, including on our global broadband mobility infrastructure, a demonstration of the resilience and flexibility of our global satellite network.

We also plan to order a replacement satellite with a payload that addresses the specific needs of our media customers in the Americas. We enter 2013 with $10.7 billion in contract backlog and the resources to meet expanding demand for broadband connectivity, global media distribution solutions, and innovative, end-to-end government services.”

Business Highlights

Intelsat provides services to customers in the network services, media and government sectors. Our customers use our services for video distribution and broadband infrastructure for telecommunications, enterprise, mobility and government applications.

•

Intelsat’s network services business, which provides broadband infrastructure for wireless telecommunications, enterprise and mobility applications, accounted for 46 percent of Intelsat’s total 2012 revenue. Network services revenue was $1,192.8 million for the full year 2012, a decline of two percent versus 2011 due primarily to lower channel services revenue. For the fourth quarter 2012, network services revenue of $304.3 million advanced two percent as compared to the fourth quarter of 2011, due to growth in mobility and broadband services related to capacity on satellites entering service in the second half of 2012.

In the fourth quarter, the network services business won new and renewed business with providers of a wide variety of telecommunications services. New and renewing customers for our cellular backhaul and related services included:

•

African wireless operator Airtel recently signed two multi-year agreements with Intelsat. Under the first agreement, Airtel will renew its capacity on Intelsat 905 and Intelsat 906 for cellular backhaul service and connectivity between mobile switching centers. The company has also contracted for an IntelsatOneSM managed solution on Intelsat 905 and Intelsat 22 for 3G and data service implementation, which will be supported via Intelsat’s teleport in Fuchsstadt, Germany.

•

MegaFon, one of the largest mobile operators in Russia, recently signed an agreement to expand its cellular network to remote regions of eastern Russia, as the company continues deploying its 2G and 3G networks. MegaFon will utilize capacity on Intelsat 19 as part of the multi-year agreement.

•

Japan-based SoftBank Mobile, a leading provider of mobile communications solutions, recently signed a multi-year, multi-transponder agreement using capacity on Intelsat 8 at 169º East and the fully managed IntelsatOneSM terrestrial network. SoftBank Mobile will use our solutions to complete infrastructure for cellular and data backhaul services to its customers throughout the southern islands of Japan.

Over the course of 2012, Intelsat deployed the world’s first Ku-band global mobility infrastructure, with contiguous beams providing true broadband coverage of the world’s most active transportation routes, complemented by the Intelsat global network. Designed to serve mobility services providers in the air and at sea, Intelsat’s infrastructure is being used by service providers for maritime, aeronautical and oil and gas applications. Examples of recent business activity for mobility applications include:

•

Astrium Services, which recently signed a multi-year renewal agreement for capacity to be used by its maritime customers in the Mediterranean, Atlantic Ocean, North Sea and Gulf of Mexico. As previously announced, the agreement on Intelsat 907 supports Astrium’s broadband connectivity services and expands its capabilities in the cruise, ferry, and offshore oil and gas sectors.

•

Gogo, a leader of in-flight connectivity and a pioneer in wireless in-flight digital entertainment, signed an agreement for services on multiple Intelsat satellites to provide in-flight Internet access on transoceanic air routes starting in early 2013.

Value-added network service providers use our capacity to deliver reliable broadband connectivity and other services for enterprises with expansive regional and global networking requirements.

•

In the fourth quarter of 2012, Harris CapRock Communications, a global provider of fully managed communications for remote and harsh environments, signed agreements to renew and expand its currently contracted capacity on multiple Intelsat satellites. The agreements will enable Harris CapRock to continue meeting the advanced broadband requirements of its energy, maritime and government sector customers.

•

Switzerland-based NewSat Communications, a leading provider of VSAT services, recently signed an agreement for capacity on multiple Intelsat satellites, including ground support from the IntelsatOneSM terrestrial network. NewSat Communications will provide VSAT connectivity for its oil and gas customers in Europe for the distribution of services in western Africa.

•

Intelsat’s media business, which provides satellite capacity for the transmission of entertainment, news, sports and educational programming for approximately 300 broadcasters, content providers and direct-to-home (DTH) platform operators worldwide, accounted for 33% of our revenue for the year ended December 31, 2012. Annual media revenue of $858.7 million, and fourth quarter revenue of $224.1 million, increased five percent and six percent, respectively, as compared to 2011 results, as service volume increased on satellites providing DTH and cable and broadcast program distribution.

Over the course of 2012, Intelsat launched satellites that refreshed capacity at three video neighborhoods, allowing expansion of services such as video distribution, DTH and digital terrestrial television for Intelsat’s blue chip media customers. We signed new and expanded contracts with numerous media customers in the fourth quarter, including:

•

MVS Multivision Digital, one of Mexico’s major providers of programming content, secured a long term commitment on Intelsat 21. The company will use the capacity for program distribution into Mexico and Latin America’s cable systems.

•

As announced in October 2012, Fiji TV will use capacity on the Intelsat 19 video neighborhood, located at 166° East, to offer DTH services to customers across the Pacific Ocean region, which includes Papua New Guinea, Fiji, Vanuatu, Samoa and the Solomon Islands.

•

Jain TV Group’s Noida Software Technology Park Limited, India’s leading provider of satellite broadcast infrastructure services, contracted for capacity on Intelsat 902 and Intelsat 904 to launch its ‘Headend in the Sky’ platform. The platform is expected to launch in March 2013 with more than 200 channels.

•

France-based GlobeCast, a leading global content management and delivery company, recently renewed a multiyear agreement on multiple Intelsat satellites and the IntelsatOneSM terrestrial network. GlobeCast will use the capacity to support event coverage across the globe.

•

Intelsat’s government business, which provides highly customized, secure commercial satellite-based solutions to civilian agencies and the U.S. military defense sector, accounted for 20 percent of our revenue for the year ended December 31, 2012. Full year 2012 government revenue of $524.2 million and fourth quarter revenue of $135.5 million increased one percent and three percent, respectively, as compared to 2011 results, with demand for transponder services and consulting services offsetting declines in usage-based mobile services.

•

DRS Technologies, a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide, chose Intelsat to provide over 200 MHz of capacity to be used in a troop morale and welfare network. Intelsat successfully launched five satellites in 2012 to expand and refresh its service capacity. Satellites launching or entering service in the fourth quarter included Intelsat 21 and Intelsat 23. Intelsat 21 entered into service in October at its orbital destination of 302° East, where it followed the Intelsat 9 satellite. Intelsat 23, which was successfully launched in October 2012, entered service in November 2012 at 307° East, following Intelsat 707. Intelsat 23 provides C-band services to customers in the Americas, Europe and Africa, and Ku-band coverage for Latin America.

•

On February 1, 2013, the launch vehicle for our Intelsat 27 satellite failed shortly after liftoff, resulting in the complete loss of the satellite. The satellite and launch were fully insured, and we have filed a total loss claim of approximately $406 million with our insurers. A portion of the insurance proceeds are expected to be used to fund the cost of building a replacement satellite, Intelsat 27R; excess proceeds will be used for general corporate purposes, which could include the repayment of indebtedness. The customers expected to be served by Intelsat 27 will remain on the Intelsat 805 and Galaxy 11 satellites, which have remaining useful lives through the fourth quarter of 2017 and the third quarter of 2019, respectively. The launch failure ended our industry record of 39 consecutive successful launches, dating back to 1996. Intelsat’s next satellite launch is expected in the fourth quarter of 2014.

•

We have filed a partial loss claim with our insurers relating to the solar array anomaly on the Intelsat 19 satellite. We expect to receive approximately $82 million of insurance proceeds related to the partial loss claim in the first quarter of 2013. The insurance proceeds are expected to be used for general corporate purposes, which could include the repayment of indebtedness.

•

Intelsat’s average fill rate on our approximately 2,150 station-kept transponders was 78 percent at December 31, 2012, reflecting a slight increase in net new transponders resulting from the entry into service of recently launched satellites and an increase of active transponders due to new contract activity.

•

In December, Intelsat announced it plans to move its US administrative headquarters to McLean, Virginia, in 2014, having sold its facility in Washington, DC, in October 2012. The transaction resulted in a pre-tax gain of $12.8 million. Net cash proceeds from the transaction of $82.4 million were received in the fourth quarter.

•

During the quarter ended December 31, 2012, we repaid outstanding borrowings under our revolving credit facility. As of December 31, 2012, we had available borrowing capacity of $485.3 million under this facility.

Financial Results for the Three Months Ended December 31, 2012

On-Network revenue generally includes revenue from any services delivered via our satellite or ground network. Off-Network and Other revenue generally includes revenue from transponder services, Mobile Satellite Services (MSS) and other satellite-based transmission services using capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other revenue also includes revenue from consulting and other services and sales of customer premises equipment.

Total revenue for the three months ended December 31, 2012, increased by $19.5 million, or 3%, to $672.4 million, as compared to the three months ended December 31, 2011. By service type, our revenue increased or decreased due to the following:

On-Network Revenue:

•

Transponder services—an aggregate increase of $16.8 million, principally due to a $12.8 million increase in revenue from growth in services sold to media customers largely in the Latin America and Caribbean, the Africa and the Europe regions. On-net transponder services revenue also increased due to growth in services sold to network services and government customers.

•	Managed services—an aggregate increase of $3.1 million, largely due to increases in revenue from broadband services for mobility applications.

•

Channel—an aggregate decrease of $2.8 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cable, a trend that we expect will continue.

Off-Network and Other Revenue:

•

Transponder, MSS and other off-network services—an aggregate decrease of $4.6 million, primarily due to declines in off-network transponder services for government customers, partially offset by an increase in revenue, non-recurring in nature, that related to customer-premises equipment provided to network services and government customers in the fourth quarter of 2012.

•

Satellite-related services—an aggregate increase of $6.9 million, primarily due to higher professional fees earned for providing government professional services, some of which were non-recurring in nature, as compared to the fourth quarter of 2011.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, income from operations, interest expense, net, and other significant income-statement items are described below.

•

Direct costs of revenue increased by $8.2 million, or 8%, to $108.7 million for the three months ended December 31, 2012, as compared to the three months ended December 31, 2011. The increase was due to a $7.5 million increase in costs associated primarily with a satellite joint venture and $4.0 million of higher staff-related expenses, including higher costs related to our pension plan. The increases were partially offset by a $6.5 million decrease in costs related to lower revenue from off-network services provided by third parties.

•

Selling, general and administrative expenses increased by $1.6 million, or 3%, to $52.3 million for the three months ended December 31, 2012, as compared to the three months ended December 31, 2011, primarily due to an increase in bad debt expense as compared to a credit in the fourth quarter of 2011.

•

Depreciation and amortization expense increased by $11.2 million, or 6%, to $197.4 million for the three months ended December 31, 2012, as compared to the three months ended December 31, 2011. This increase primarily resulted from the impact of satellites placed into service during 2011 and 2012, partially offset by lower depreciation expense due to the timing of certain satellites becoming fully depreciated, together with variation from year to year in the expected pattern of consumption of amortizable intangible assets.

•

Our income from operations decreased by $3.4 million, to $311.7 million, for the three months ended December 31, 2012, compared to $315.1 million for the three months ended December 31, 2011, due primarily to the effects described above, including higher expenses, most notably higher depreciation and amortization. Income from operations was further affected by:

•

a $2.3 million loss recognized on our derivative financial instruments for the three months ended December 31, 2012, related to the net loss on our interest rate swaps, which reflects interest expense accrued on the interest rate swaps as well as the change in fair value. For the three months ended December 31, 2011, we recorded a loss of $0.5 million on derivative financial instruments.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net decreased by $0.7 million to $316.7 million for the three months ended December 31, 2012, as compared to $317.4 million for the three months ended December 31, 2011. The decrease in interest expense, net was principally due to the following:

•	a net decrease of $21.2 million in interest expense, primarily as a result of Intelsat Jackson Holdings S.A.’s notes offerings, repurchases and redemptions in 2012, largely offset by

•	an increase of $18.8 million from lower capitalized interest resulting from decreased levels of satellites and related assets under construction.

Non-cash items in total interest expense, net were $14.6 million for the three months ended December 31, 2012, primarily for amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization of premiums.

•	Loss on early extinguishment of debt was $27.1 million for the three months ended December 31, 2012, with no similar charge for the three months ended December 31, 2011.

•

Other income, net was $10.9 million for the three months ended December 31, 2012, as compared to other expense, net of $5.8 million for the three months ended December 31, 2011. The difference of $16.7 million was primarily due to a $12.8 million pre-tax gain on the sale of Intelsat’s U.S. administrative headquarters facility in Washington, DC. Additionally, the comparable fourth quarter in 2011 included a $6.1 million expense related to the settlement of a legal dispute.

•	Our benefit from income taxes was $18.5 million for the three months ended December 31, 2012, as compared to a benefit of $6.5 million for the three months ended December 31, 2011.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $520.0 million for the three months ended December 31, 2012, reflected an increase of $24.5 million from $495.5 million for the same period in 2011. Intelsat S.A. Adjusted EBITDA increased by $1.9 million to $516.5 million, or 77 percent of revenue, for the three months ended December 31, 2012, from $514.6 million, or 79 percent of revenue, for the same period in 2011.

Intelsat S.A. EBITDA of $1,940.6 million for the twelve months ended December 31, 2012, reflected an increase of $24.9 million from $1,915.7 million for the same period in 2011. Intelsat S.A. Adjusted EBITDA decreased by $0.7 million to $2,016.5 million, or 77 percent of revenue, for the twelve months ended December 31, 2012, as compared to $2,017.2 million, or 78 percent of revenue, for the same period in 2011.

At December 31, 2012, Intelsat’s contracted backlog, representing expected future revenue under contracts with customers, was $10.7 billion, compared to $10.8 billion at September 30, 2012. The loss of the Intelsat 27 satellite is not expected to have a material impact on backlog.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set
	Three Months Ended December 31,		Three Months Ended December 31,
	2011		2012

Network Services	$298,940	46%	$304,331	45%
Media	212,312	33%	224,112	34%
Government	131,447	20%	135,519	20%
Other	10,212	1%	8,406	1%

	$652,911	100%	$672,368	100%

By Service Type
	Three Months Ended December 31,		Three Months Ended December 31,
	2011		2012

On-Network Revenues
Transponder services	$485,604	74%	$502,433	75%
Managed services	69,955	11%	73,096	11%
Channel	24,604	4%	21,780	3%

Total on-network revenues	580,163	89%	597,309	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	58,078	9%	53,477	8%
Satellite-related services	14,670	2%	21,582	3%

Total off-network and other revenues	72,748	11%	75,059	11%

Total	$652,911	100%	$672,368	100%

Free Cash Flow From (Used in) Operations and Capital Expenditures

Free cash flow from operationsi was $122.1 million during the three months ended December 31, 2012. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations excludes $82.4 million of net proceeds from the sale of our US administrative headquarters facility received during the fourth quarter of 2012. Payments for satellites and other property and equipment during the three months ended December 31, 2012, totaled $150.9 million. Payments for satellites and other property and equipment during the twelve months ended December 31, 2012, totaled $866.0 million. Significant customer prepayments received in the twelve months ended December 31, 2012, totaled $180 million, consistent with previous guidance of $150 million to $200 million.

We are updating and extending our capital expenditure guidance for the three calendar years 2013 through 2015 (the “Guidance Period”). The primary difference between our previous and current guidance is the addition of the Intelsat 27 replacement satellite, Intelsat 27R. Today’s guidance assumes investment in nine satellites during the Guidance Period. We finalized construction of the first of these, the Intelsat 27 satellite, in January 2013; the satellite was destroyed during launch on February 1, 2013. We expect to launch four satellites in 2014 and 2015, during the Guidance Period, including Intelsat 27R. By the conclusion of the Guidance Period, our total transmission capacity is expected to increase modestly from levels at year end 2012. The first of our new Intelsat EpicNG high-throughput satellites is expected to launch in 2015 and enter service in 2016, significantly increasing our total transmission capacity.

We expect our capital expenditures to range from $600 million to $675 million in 2013, and $575 million to $650 million in 2014, or $50 million above previously-issued guidance in each year, reflecting the addition of Intelsat 27R to our planning. For 2015, we anticipate capital expenditures of $775 million to $850 million, which will include expenditures for four additional replacement satellites that we plan to launch beyond the Guidance Period. Our capital expenditures guidance includes capitalized interest. The annual classification of capital expenditure payments could be affected by the timing of achievement of satellite manufacturing and launch contract milestones.

During the Guidance Period, we expect to receive significant customer prepayments under our customer service contracts. We also anticipate that prepayments will be received under customer contracts to be signed in the future. Significant prepayments are currently expected to range from $150 million to $200 million in 2013, from $100 million to $150 million in 2014, and from $25 million to $50 million in 2015, with the majority of these prepayment amounts coming from existing customer contracts.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Thursday, February 28, 2013, to discuss the company’s financial results for the three and twelve months ended December 31, 2012. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, participants should call (866) 356-4441 from North America, and +1 (617) 597-5396 from all other locations. The participant pass code is 23681360. Participants will have access to a replay of the conference call through March 7, 2013. The replay number for North America is (888) 286-8010 and for all other locations, +1 (617) 801-6888. The participant pass code for the replay is 68778693.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2012, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2012
Revenue	$652,911	$672,368
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	100,430	108,676
Selling, general and administrative	50,673	52,263
Depreciation and amortization	186,244	197,432
Losses on derivative financial instruments	472	2,284

Total operating expenses	337,819	360,655

Income from operations	315,092	311,713
Interest expense, net	317,399	316,740
Loss on early extinguishment of debt	—	(27,053)
Other income (expense), net	(5,800)	10,854

Loss before income taxes	(8,107)	(21,226)
Benefit from income taxes	(6,462)	(18,520)

Net loss	(1,645)	(2,706)
Net income attributable to noncontrolling interest	(1,835)	(995)

Net loss attributable to Intelsat S.A.	$(3,480)	$(3,701)

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Year Ended December 31, 2011	Year Ended December 31, 2012
Revenue	$2,588,426	$2,610,152
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	417,179	415,900
Selling, general and administrative	208,189	203,563
Depreciation and amortization	769,440	764,903
Losses on derivative financial instruments	24,635	39,935

Total operating expenses	1,419,443	1,424,301

Income from operations	1,168,983	1,185,851
Interest expense, net	1,309,484	1,266,813
Loss on early extinguishment of debt	(326,183)	(73,542)
Loss from previously unconsolidated affiliates	(24,658)	—
Other income (expense), net	1,955	(10,128)

Loss before income taxes	(489,387)	(164,632)
Benefit from income taxes	(55,393)	(19,628)

Net loss	(433,994)	(145,004)
Net (income) loss attributable to noncontrolling interest	1,106	(1,639)

Net loss attributable to Intelsat S.A.	$(432,888)	$(146,643)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012
Net loss	$(1,645)	$(2,706)	$(433,994)	$(145,004)
Add (Subtract):
Interest expense, net	317,399	316,740	1,309,484	1,266,813
Loss on early extinguishment of debt	—	27,053	326,183	73,542
Benefit from income taxes	(6,462)	(18,520)	(55,393)	(19,628)
Depreciation and amortization	186,244	197,432	769,440	764,903

EBITDA	$495,536	$519,999	$1,915,720	$1,940,626

EBITDA Margin	76%	77%	74%	74%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012
Net loss	$(1,645)	$(2,706)	$(433,994)	$(145,004)
Add (Subtract):
Interest expense, net	317,399	316,740	1,309,484	1,266,813
Loss on early extinguishment of debt	—	27,053	326,183	73,542
Benefit from income taxes	(6,462)	(18,520)	(55,393)	(19,628)
Depreciation and amortization	186,244	197,432	769,440	764,903

Intelsat S.A. EBITDA	495,536	519,999	1,915,720	1,940,626

Add (Subtract):
Compensation and benefits	4,536	533	8,811	5,237
Management fees	6,217	6,265	24,867	25,062
Loss from previously unconsolidated affiliates	—	—	24,658	—
Losses on derivative financial instruments	472	2,284	24,635	39,935
Non-recurring and other non-cash items	7,817	(12,587)	18,488	5,641

Intelsat S.A. Adjusted EBITDA	$514,578	$516,494	$2,017,179	$2,016,501

Intelsat S.A. Adjusted EBITDA Margin	79%	77%	78%	77%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share amounts)

	As of December 31, 2011	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$294,700	$187,446
Restricted cash	94,131	—
Receivables, net of allowance of $20,830 in 2011 and $23,583 in 2012	331,371	318,805
Deferred income taxes	26,058	94,779
Prepaid expenses and other current assets	42,934	38,708

Total current assets	789,194	639,738
Satellites and other property and equipment, net	6,142,731	6,355,192
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	742,868	651,087
Other assets	447,686	416,777

Total assets	$17,361,406	$17,301,721

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$143,097	$136,863
Taxes payable	11,764	9,244
Employee related liabilities	43,315	46,565
Accrued interest payable	359,336	367,676
Current portion of long-term debt	164,818	56,598
Deferred satellite performance incentives	17,715	21,479
Deferred revenue	64,609	84,066
Other current liabilities	76,460	72,715

Total current liabilities	881,114	795,206
Long-term debt, net of current portion	15,837,512	15,846,728
Deferred satellite performance incentives, net of current portion	113,974	172,663
Deferred revenue, net of current portion	724,413	834,161
Deferred income taxes	265,181	286,673
Accrued retirement benefits	305,902	299,187
Other long-term liabilities	322,735	300,195
Redeemable noncontrolling interest	3,024	—

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2011 and December 31, 2012	5,000	5,000
Paid-in capital	1,571,855	1,590,011
Accumulated deficit	(2,608,702)	(2,755,345)
Accumulated other comprehensive loss	(111,528)	(118,428)

Total Intelsat S.A. shareholder’s deficit	(1,143,375)	(1,278,762)
Noncontrolling interest	50,926	45,670

Total liabilities and shareholder’s deficit	$17,361,406	$17,301,721

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2012
Cash flows from operating activities:
Net loss	$(1,645)	$(2,706)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	186,244	197,432
Provision for doubtful accounts	(186)	2,304
Foreign currency transaction loss	1,530	2,586
(Gain) loss on disposal of assets	17	(12,622)
Share-based compensation expense	4,429	429
Deferred income taxes	(19,840)	(51,137)
Amortization of discount, premium, issuance costs and other non-cash items	13,617	14,590
Interest paid-in-kind	4,161	—
Loss on early extinguishment of debt	—	27,053
Unrealized gains on derivative financial instruments	(19,484)	(9,015)
Other non-cash items	1,674	3,668
Changes in operating assets and liabilities:
Receivables	(3,344)	6,331
Prepaid expenses and other assets	10,939	(3,334)
Accounts payable and accrued liabilities	34,113	69,051
Deferred revenue	28,569	29,112
Accrued retirement benefits	(2,978)	(5,175)
Other long-term liabilities	5,024	4,482

Net cash provided by operating activities	242,840	273,049

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(229,575)	(150,915)
Proceeds from sale of building, net of fees	—	82,415
Loan to affiliated party	(10,000)	(1,000)
Other investing activities	9,756	—

Net cash used in investing activities	(229,819)	(69,500)

Cash flows from financing activities:
Repayments of long-term debt	(8,125)	(985,798)
Proceeds from issuance of long-term debt	—	790,521
Debt issuance costs	(752)	(7,940)
Payment of premium on early extinguishment of debt	—	(26,443)
Dividends paid to noncontrolling interest	—	(2,056)
Principal payments on deferred satellite performance incentives	(3,335)	(4,303)
Repurchase of redeemable noncontrolling interest	—	(8,744)

Net cash used in financing activities	(12,212)	(244,763)

Effect of exchange rate changes on cash and cash equivalents	(1,530)	(2,586)

Net change in cash and cash equivalents	(721)	(43,800)
Cash and cash equivalents, beginning of period	295,421	231,246

Cash and cash equivalents, end of period	$294,700	$187,446

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31, 2011	Year Ended December 31, 2012
Cash flows from operating activities:
Net loss	$(433,994)	$(145,004)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	769,440	764,903
Provision for doubtful accounts	5,129	8,911
Foreign currency transaction (gain) loss	(1,375)	7,329
(Gain) loss on disposal of assets	846	(12,647)
Share-based compensation expense	8,385	4,819
Deferred income taxes	(72,866)	(61,889)
Amortization of discount, premium, issuance costs and other non-cash items	62,855	57,305
Interest paid-in-kind	27,291	4,949
Loss on early extinguishment of debt	326,183	73,542
Loss from previously unconsolidated affiliates	24,658	—
Unrealized gains on derivative financial instruments	(54,663)	(9,004)
Termination of third-party commitment costs and expenses	—	21,000
Other non-cash items	6,851	10,125
Changes in operating assets and liabilities:
Receivables	(40,038)	(9,272)
Prepaid expenses and other assets	(8,870)	(430)
Accounts payable and accrued liabilities	20,632	18,491
Deferred revenue	296,414	124,458
Accrued retirement benefits	(20,693)	(26,627)
Other long-term liabilities	(125)	1,653

Net cash provided by operating activities	916,060	832,612

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(844,688)	(866,016)
Proceeds from sale of building, net of fees	—	82,415
Capital contributions to previously unconsolidated affiliates	(12,209)	—
Loan to affiliated party	(10,000)	(11,000)
Other investing activities	16,466	—

Net cash used in investing activities	(850,431)	(794,601)

Cash flows from financing activities:
Repayments of long-term debt	(6,331,144)	(2,474,811)
Proceeds from issuance of long-term debt	6,119,425	2,451,521
Debt issuance costs	(70,091)	(27,384)
Payment of premium on early extinguishment of debt	(171,047)	(65,920)
Capital contribution from noncontrolling interest	—	12,209
Dividend paid to noncontrolling interest	—	(8,838)
Noncontrolling interest in New Dawn	1,734	—
Principal payments on deferred satellite performance incentives	(14,111)	(15,969)
Repurchase of redeemable noncontrolling interest	—	(8,744)

Net cash used in financing activities	(465,234)	(137,936)

Effect of exchange rate changes on cash and cash equivalents	1,375	(7,329)

Net change in cash and cash equivalents	(398,230)	(107,254)
Cash and cash equivalents, beginning of period	692,930	294,700

Cash and cash equivalents, end of period	$294,700	$187,446

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM (USED IN) OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012

Net cash provided by operating activities	$242,840	$273,049	$916,060	$832,612
Payments for satellites and other property and equipment (including capitalized interest)	(229,575)	(150,915)	(844,688)	(866,016)

Free cash flow from (used in) operations	$13,265	$122,134	$71,372	$(33,404)

Note:

Free cash flow from (used in) operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from (used in) operations excludes proceeds from the sale of our Washington, D.C. facility, and is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.